Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-159107
Final Term Sheet
5.625% Fixed Rate Notes due 2015

Issuer:	Ford Motor Credit Company LLC

Size:	$1,000,000,000

Maturity:	September 15, 2015

Coupon:	5.625%

Reoffer Yield:	5.75%

Trade Date:	September 14, 2010

Issue Date:	September 21, 2010

Settlement Date:	September 21, 2010 (T+5)

Price to Public:	99.466% of principal amount

Proceeds (Before Expenses) to Issuer:	$984,660,000 (98.466%)

Interest Payment Dates:	Semi-annually on each March 15 and September 15, beginning March 15, 2011

Joint Bookrunners:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. Morgan Stanley & Co. Incorporated

Co-Managers:	Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC

CUSIP/ISIN:	345397 VQ3 / US345397VQ39
It is expected that delivery of the Notes will be made against payment therefor on or about September 21, 2010, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the following business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade those Notes on the date of pricing or the following business day should consult their own advisor.
The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Deutsche Bank Securities Inc., toll-free at 1-800-503-4611; Goldman, Sachs & Co., toll-free at 1-866-471-2526; HSBC Securities (USA) Inc., toll-free at 1-866-811-8049; or Morgan Stanley & Co. Incorporated, toll-free at 1-866-718-1649.